Exhibit 99.1

Hemisphere Media Group Announces First Quarter 2017 Financial Results and Affirms Full-Year Guidance

Makes Investment in REMEZCLA to Access Growing U.S. Latino Millennial Demographic

- Q1 2017 Net Revenues Increased 7% Year-Over-Year -

- Q1 2017 Net Income Increased 2% Year-Over-Year -

- Q1 2017 Adjusted EBITDA1 Increased 9% Year-Over-Year -

- Affirms Full-Year Adjusted EBITDA Guidance -

- REMEZCLA offers Unique Digital Content and a Highly Loyal Audience and Complementary Extension of Hemisphere’s Portfolio -

MIAMI, FL — (May 8, 2017) —  Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the first quarter ended March 31, 2017.

“We are off to a strong start in 2017. We delivered solid advertising revenue and subscriber and retransmission fee growth, saw increases in subscribers in both the U.S. and Latin America and continued to expand distribution of our channels through additional launches with MVPDs,” said Alan Sokol, President and Chief Executive Officer of Hemisphere. “These efforts translated into 7% growth in net revenues and a 9% increase in Adjusted EBITDA in the quarter, a testament to the strength of our offering and the value of our differentiated business model.

“We are also continuing to make strategic investments that we believe will translate into significant long term value. Today we are pleased to announce our investment in REMEZCLA, a leading media brand targeting the highly coveted Latino Millennial audience. Of the 57 million Hispanics in the U.S. today, over 60% of them are Millennials or younger. By capitalizing on REMEZCLA’s expertise and reach, we will be well positioned to increase our exposure to this younger, acculturated Hispanic market, while expanding our existing portfolio and developing advertising synergies for our channels.  Along with our Canal Uno joint venture in Colombia, which we began operating with our partners on May 1st, and our OTT partnership with Lionsgate that will launch later this year, we believe that we have made compelling investments that expand our offerings, broaden our audience, and ultimately position us to define the future of the Hispanic video content landscape.”

Financial Results for the Three Months Ended March 31, 2017

Net revenues were $33.2 million for the three months ended March 31, 2017, an increase of 7%, as compared to net revenues of $31.0 million for the comparable period in 2016, due to increases in both of our revenue streams. The increase in subscriber and retransmission fees was due to growth in both subscribers and rate increases. The increase in advertising revenues was a result of the Company’s growing market share in Puerto Rico, as well as the success of the World Baseball Classic on WAPA.

Operating expenses were $26.1 million for the three months ended March 31, 2017, an increase of 10%, as compared to operating expenses of $23.8 million for the comparable period in 2016. The increase was primarily due to costs incurred in connection with the amendment of the Company’s Term Loan and strategic investment activity, as well as higher marketing and personnel costs, offset in part by lower stock compensation expense.

Net income was $2.7 million for the three months ended March 31, 2017, an increase of 2% as compared to the comparable period in 2016.

Adjusted EBITDA was $14.5 million for the three months ended March 31, 2017, an increase of 9%, as compared to Adjusted EBITDA of $13.3 million for the comparable period in 2016.

The Company affirms its forecast of mid to high single digit percentage increase in Adjusted EBITDA for 2017 driven by year-over-year growth in subscriber and retransmission fees and advertising revenue.  Comparisons to 2016 do not include political advertising revenue, and the forecast does not include the Company’s attributable interests in its joint ventures or investments.

As of March 31, 2017, the Company had $212.8 million in debt and $164.4 million of cash. The Company’s leverage ratio was approximately 3.2 times, and net leverage ratio was approximately 0.7 times.  On February 14, 2017, the Company announced the successful amendment and extension of its existing Term Loan. Pricing on the amended term loan facility is LIBOR plus 350 basis points, decreasing the spread to LIBOR from the previous facility by 50 basis points.  The refinancing also extended the maturity date of the Term Loan from July 2020 to February 2024.

Investment in REMEZCLA

The Company also announced an investment in REMEZCLA, LLC, an influential digital media company targeting English speaking and bilingual U.S. Hispanics aged 18-35. The Company’s investment is a complementary extension of Hemisphere’s portfolio, broadening the Company’s footprint and its reach with the highly coveted Millennial audience.

Based in Brooklyn, Hemisphere believes that REMEZCLA is the most authentic creator of content for young Latinos.  Emerging from a grass-roots movement of young Latino creatives, REMEZCLA seeks to promote emerging Latin culture (Music, Sports, Film, Food, and Lifestyle) through innovative digital content.

“Hemisphere’s investment is a testament to the strength of the REMEZCLA brand and our commitment to provide the best content experience for Latino Millennial audiences,” said Andrew Herrera, Chief Executive Officer and Founder of REMEZCLA. “I look forward to capitalizing on Hemisphere’s significant expertise to further scale our video content offering, grow our audience, and strengthen our advertising partnerships.”

1 See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

The following tables set forth the Company’s financial performance for the three months ended March 31, 2017 and 2016 as well as select financial data as of March 31, 2017 and December 31, 2016:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results for the Three Months Ended March 31

(amounts in thousands)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)

Net revenues	$33,159	$30,971
Operating Expenses:
Cost of revenues	10,245	10,183
Selling, general and administrative	9,492	9,256
Depreciation and amortization	4,115	4,356
Other expenses	2,250	13
Gain on disposition of assets	—	(1)
Total operating expenses	26,102	23,807

Operating income	7,057	7,164

Other Expenses:
Interest expense, net	(2,628)	(2,956)

Income before income taxes	4,429	4,208

Income tax expense	(1,684)	(1,508)
Net income	$2,745	$2,700

Reconciliation of net income to Adjusted EBITDA:
Net income	$2,745	$2,700
Add (deduct):
Income tax expense	1,684	1,508
Interest expense, net	2,628	2,956
Gain on disposition of assets	—	(1)
Depreciation and amortization	4,115	4,356
Stock-based compensation	1,070	1,399
Transaction & non-recurring expenses	2,278	403
Adjusted EBITDA	$14,520	$13,321

Selected Financial Data:

	As of	As of
	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)

Cash	$164,372	$163,090
Debt (a)	$212,814	$213,347

Leverage ratio (b):	3.2x	3.3x
Net leverage ratio (c):	0.7x	0.8x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	March 31, 2017	December 31, 2016	March 31, 2016
U.S. Cable Networks:
WAPA America (b)	4,231	4,189	4,017
Cinelatino	4,597	4,588	4,482
Pasiones	4,645	4,620	4,417
Centroamerica TV	4,099	4,063	3,990
Television Dominicana	3,330	3,249	3,041
Total	20,902	20,709	19,947

Latin America Cable Networks:
Cinelatino	16,012	15,430	12,331
Pasiones	13,524	13,235	10,069
Total	29,536	28,665	22,940

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

(b)         Excludes digital basic subscribers. Subscribers to WAPA America including digital basic subscribers increased 1.2% from March 31, 2016 to March 31, 2017, and decreased by 0.4% from December 31, 2016 to March 31, 2017.

Non-GAAP Reconciliations

Within Hemisphere’s first quarter 2017 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income, if any, depreciation expense, amortization of intangibles, loss (gain) on disposition of assets, transaction and non-recurring expenses, income tax expense, interest expense and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months ended March 31, 2017 and 2016.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter results at 4:30 PM ET on Monday, May 8, 2017.  A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the scheduled start time. The conference ID for the call is 11408327.

A replay of the call will be available beginning at approximately 7:30 PM Eastern Time on that same day by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 11408327.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ: HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in a new broadcast television network in Colombia and a Spanish-language OTT service in the U.S. Hemisphere’s portfolio consists of:

•                  Cinelatino, the leading Spanish-language movie channel with over 20 million subscribers across the U.S., Latin America and Canada, including 4.6 million subscribers in the U.S. and 16 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces approximately 70 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.3 million subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and serialized dramas, distributed in the U.S. and Latin America. Pasiones has 4.6 million subscribers in the U.S. and 13.5 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.1 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.3 million subscribers.

•                  Canal Uno, a partnership with leading Colombian content producers, is one of only three national broadcast television networks in Colombia. The partnership was awarded a 10-year renewable broadcast TV concession for Canal Uno in Colombia in 2016. The concession provides the partnership with a rare opportunity to access one of Latin America’s most robust and stable economies with an attractive television advertising market. It also provides Hemisphere the opportunity to produce high quality content which can be repurposed on HMTV’s channels and syndicated internationally.  The partnership began operating the network on May 1, 2017.

•                  OTT Platform (name-to-be-disclosed), a cross-platform Spanish-language digital subscription service that is well positioned to be the dominant player in the Spanish-language digital/OTT space. The service will allow audiences to access many of the best and most current Spanish-language films and is expected to launch in 2017. It will include content from Hemisphere’s movie library, Pantelion’s U.S. theatrical titles, Lionsgate’s movie library, and Televisa’s theatrical releases in Mexico. The service will utilize STARZ’s technology platform and leverage Univision’s marketing and distribution.

•                  REMEZCLA, an influential digital media company targeting English speaking and bilingual U.S. Hispanics aged 18-35 through innovative digital content. Hemisphere’s investment is a complementary extension of its portfolio, broadening the Company’s footprint and its reach with the highly coveted Millennial audience.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com